Exhibit 10.4
FOURTH AMENDED AND RESTATED
SECURITYHOLDERS AGREEMENT
          This FOURTH AMENDED AND RESTATED SECURITYHOLDERS AGREEMENT is dated as of July 21, 2011 by and among Diamond Resorts Parent, LLC, a Nevada limited liability company (the “Company”), Cloobeck Diamond Parent, LLC, a Nevada limited liability company, (“CDP”), 1818 Partners, LLC, a Nevada limited liability company (“1818 Partners”), DRP Holdco, LLC, a Delaware limited liability company (“Guggenheim”), the Silver Rock Entities (as defined below) and The Hartford Growth Opportunities Fund, Hartford Growth Opportunities HLS Fund, Quissett Investors (Bermuda) L.P., Quissett Partners, L.P., The Hartford Capital Appreciation Fund, Bay Pond Partners, L.P. and Bay Pond Investors (Bermuda) L.P. (each, a “Wellington Purchaser” and collectively, the “Wellington Purchasers”).
          WHEREAS, the Company, CDP, Guggenheim, the Silver Rock Entities and Soros Strategic Partners LP entered into that certain Third Amended and Restated Securityholders Agreement, dated as of February 18, 2011 (the “Original Agreement”);
          WHEREAS, Section 11 of the Original Agreement provides that the Original Agreement may be amended upon the prior written consent of (i) the Company, (ii) the Majority Common Holders, (iii) the Majority Guggenheim Holders, and (iv) the Majority Preferred Holders (as such term is defined in the Original Agreement); and
          WHEREAS, the undersigned, being (i) the Company, (ii) the Majority Common Holders under the Original Agreement, (iii) the Majority Guggenheim Holders, (iv) the Majority Preferred Holders and (v) the Wellington Purchasers, desire to amend and restate the Original Agreement on the terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
          1. Definitions. As used herein, the following terms shall have the following meanings:
          “Acceptance Period” shall have the meaning set forth in Section 7(a).
          “Affiliate” means, when used with reference to a specified Person, any Person that directly or indirectly controls or is controlled by or is under common control with the specified Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). With respect to any Person who is an individual, “Affiliates” shall also include, without limitation, any member of such individual’s Family Group. For purposes hereof, no (i) homeowner’s association at a property at which the Company or its Subsidiaries either have sold any timeshare interests or intervals or acts as a management company or (ii) collection holding real estate interests underlying vacation points shall be deemed to be an Affiliate of the Company or any Subsidiary.

          “Agreement” means this Fourth Amended and Restated Securityholders Agreement, including the joinder attached hereto as Exhibit A, as may be amended, modified or waived from time to time in accordance with its terms.
          “Adjusted EBITDA” shall have the meaning ascribed to such term in the Senior Note Indenture.
          “Approved Company Sale” shall have the meaning set forth in Section 3(a).
          “Board” means the Company’s board of managers.
          “CDP” has the meaning set forth in the Preamble to this Agreement.
          “CDP Common Unit Threshold” means the ownership by the CDP Investors of at least 10% of the Common Units issued to the CDP Investors as of the date hereof.
          “CDP Investors” means CDP, 1818 Partners and any of their respective Permitted Transferees.
          “CDP Redemption Agreement” means that certain Redemption Agreement, dated as of the date hereof, by and among the Company and CDP.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Common Percentage Interests” shall have the meaning ascribed to such term in the LLC Agreement.
          “Common Units” shall have the meaning ascribed to such term in the LLC Agreement.
          “Company” has the meaning set forth in the Preamble to this Agreement.
          “Company’s Notice of Intention to Sell” shall have the meaning set forth in Section 7(a).
          “Dispute” shall have the meaning set forth in Section 22.
          “DRC” means Diamond Resorts Corporation, a Maryland corporation.
          “Election Period” shall have the meaning set forth in Section 2(a)(i).
          “Equity Equivalents” shall have the meaning set forth in Section 7(a) hereof.
          “Equityholders” means collectively the CDP Investors, the Guggenheim Investors, the Silver Rock Investors, the Wellington Investors and the Other Investors.
          “Equityholder Units” means (i) all Units held, directly or indirectly, by the Equityholders, and (ii) all equity securities issued directly or indirectly with respect to any Units referred to in clause (i) above by way of a unit or stock dividend or other distribution, or unit or stock split, or in connection with a combination of units or shares, recapitalization, merger, consolidation or other reorganization, including pursuant to a transaction of the type described in Article 13 of the LLC Agreement.
          “Event of Default” has the meaning given such term in the Senior Note Indenture.
          “Excluded Units” means any Units or other equity interests of the Company, whether now authorized or not, and rights, options or warrants to purchase equity interests, and securities of any type whatsoever that are, or may become, convertible into or exchangeable for equity interest (such rights, options, warrants and convertible or exchangeable securities are referred to herein as “Convertible Securities”), issued: (i) to employees of the Company or the Management Company (excluding Stephen J. Cloobeck) pursuant to any unit option plan or other equity incentive plan adopted by the Board, in an aggregate amount (together with all previous issuances to employees, other than Stephen J. Cloobeck) not to exceed 10% of the Common Units, determined on a fully-diluted basis, (ii) upon exercise, conversion or exchange of any Convertible Securities pursuant to their terms, (iii) in connection with any acquisition by the Company of any shares of capital stock or assets of any Person, or any merger or consolidation involving the Company or any Subsidiary of the Company, (iv) pursuant to a Public Offering, (v) in connection with a stock split or other subdivision of, or as a dividend or other distribution with respect to, the Company’s Units or other equity interests, (vi) in connection with strategic alliances, joint ventures, third party credit arrangements or other partnering arrangements on behalf of the Company authorized by the Board, including the members of the Board appointed by the Guggenheim Member (as defined in the LLC Agreement), or (vii) pursuant to (A) that certain Securities Purchase Agreement, dated as of the date hereof, by and among the Company and the Wellington Purchasers, or (B) the Redemption Agreement.
          “Executive Officer” means the Chief Executive Officer, Chief Financial Officer, Chief Information Officer, Chief Marketing Officer or other chief-level officer of the Company.
          “Fair Market Value” means the net equity value of the Company, as determined by mutual agreement of the Company and the Investor exercising its Put, or failing such mutual agreement, by an independent investment banking firm mutually agreed to by the Company and such Investor at the Company’s expense; provided, that the determination of the fair market value shall assume that the Company and its Subsidiaries are sold as a going concern and then liquidated and shall not provide for any discounts based on illiquidity or restrictions on transfer of the applicable Common Units or the fact that the Common Units being valued represent a minority interest in the Company.
          “Family Group” means, with respect to any Person who is an individual, (i) such Person’s spouse, former spouse, ancestors and descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing persons (collectively, “relatives”), (ii) the trustee, fiduciary or personal representative of such Person and any trust solely for the benefit of such Person and/or such Person’s relatives or (iii) any limited partnership, limited liability company or corporation the governing instruments of which provide that such Person shall have the exclusive, nontransferable power to direct the management and policies of such entity and of which the sole owners of partnership interests, membership interests or any other equity interests are, and will remain, limited to such Person and such Person’s relatives.
          “Guggenheim” has the meaning set forth in the Preamble to this Agreement.
          “Guggenheim Common Unit Threshold” means the ownership by the Guggenheim Investors of at least: (i) 5% of the total Common Percentage Interests (determined on a fully-diluted basis) or (ii) 25% of the Common Units issued to the Guggenheim Investors as of the date hereof.
          “Guggenheim Entity” means any of (i) Guggenheim Capital, LLC and its Affiliates, (ii) any Guggenheim Investor, (iii) any Guggenheim Related Entity and (iv) any Affiliates of any Guggenheim Investor.
          “Guggenheim Investors” means Guggenheim and any of its Permitted Transferees.
          “Guggenheim Related Entity” means an entity with a management or investment management relationship with Guggenheim Capital, LLC or its Affiliates.
          “Guggenheim Units” means all Equityholder Units owned by the Guggenheim Investors.
          “Guggenheim Warrant” means that certain Warrant to purchase Common Units of the Company issued to Guggenheim Corporate Funding, LLC on June 30, 2011.
          “Indebtedness” shall have the meaning ascribed to such term in the Senior Note Indenture.
          “Investor” means any Guggenheim Investor, any Silver Rock Investor or any Wellington Investor.
          “Investor Group” means, separately, each of (i) the CDP Investors, collectively, (ii) the Guggenheim Investors, collectively, and (iii) the Wellington Investors, collectively.
          “Investor Units” means the Guggenheim Units, the Silver Rock Units and the Wellington Units.
          “Issue Date” means, with respect to any Unit, the original issuance date of such Unit.
          “LLC Agreement” means the Fourth Amended and Restated Operating Agreement of the Company, dated as of the date hereof, as amended and/or restated from time to time.
          “Majority CDP Holders” means, at any time, the CDP Investors holding a majority of the Common Units held by the CDP Investors.

          “Majority Common Holders” means, at any time, the holders of a majority of the Common Units held by the Equityholders.
          “Majority Investor Holders” means, at any time, the holders of a majority of the Common Units held by the Guggenheim Investors, the Silver Rock Investors and the Wellington Investors collectively.
          “Majority Guggenheim Holders” means, at any time, the Guggenheim Investors holding a majority of the Guggenheim Units.
          “Majority Wellington Holders” means, at any time, the Wellington Investors holding a majority of the Wellington Units.
          “Management Company” means Hospitality Management and Consulting Service, L.L.C. or its successor pursuant to that certain Homeowner Association Oversight, Consulting and Executive Management Services Agreement, dated as of December 31, 2010, by and between DRC and Hospitality Management and Consulting Service, L.L.C.
          “Material Subsidiary” means any Subsidiary of the Company that during the previous fiscal year generated or contributed more than 20% of Adjusted EBITDA for such fiscal year.
          “Minimum Threshold” means, with respect to any Investor Group, such Investor Group holds at least (i) 10% of the total Common Percentage Interests (determined on a fully-diluted basis) or (ii) 50% of the aggregate Common Units owned by such Investor Group as of the date hereof.
          “Offer Notice” shall have the meaning set forth in Section 2(a)(i).
          “Other Investor” means any Person (other than the CDP Investors and the Investors) signatory to a joinder in the form attached hereto as Exhibit A and indicated as an “other investor” in such joinder and any of their respective Permitted Transferees.
          “Participating Equityholder” shall have the meaning set forth in Section 2(b)(i).
          “Permitted Transferee” has the meaning set forth in Section 2(c)(ii) hereof.
          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity or organization.
          “Polo Holdings” means Diamond Resorts Holdings, LLC.
          “Principal Line of Business” means all business activities related to Timeshare Opportunities, including, but not limited to, financing, development, sales, marketing, management and maintenance of interval or fractional timeshare properties and the real estate incident thereto, the acquisition and re-sale of such properties and the booking and reservation activities related thereto; provided that, for the avoidance of doubt, “Principal Line of Business” shall not include business activities related to hotels, condominiums, condo-hotels, apartment rental complexes, commercial retail centers, office complexes, casinos, or other types of real estate / hospitality developments or other activities not involving Timeshare Opportunities. “Timeshare Opportunity” means any real estate development project or arrangement which, at the time of entering into such opportunity, is required to be licensed under or is regulated under any timeshare statute or regulation in any jurisdiction (regardless of whether such jurisdiction is the jurisdiction in which the opportunity is located, sold or marketed), including, without limitation, interval and fractional timeshares, whether conveyed via license, right to use, fee simple title or points, and any timeshare club or exchange arrangement.
          “Public Offering” means an underwritten public offering and sale of Units pursuant to an effective registration statement under the Securities Act; provided that a Public Offering shall not include an offering made in connection with a business acquisition or combination pursuant to a registration statement on Form S-4 or any similar form, or an employee benefit plan pursuant to a registration statement on Form S-8 or any similar form.
          “Put” has the meaning set forth in Section 2(a)(ii) hereof.
          “Qualified Public Offering” means any Public Offering providing aggregate gross proceeds (before deducting underwriting discounts and expenses) to the Company and/or its Equityholders of at least $150 million in such Public Offering and at an offering price which represents a common equity valuation of Common Units (or Successor Stock, as defined in the LLC Agreement) outstanding immediately prior to the issuance of Successor Stock in connection with such offering of at least $750 million.
          “Redemption Agreement” means that certain Redemption Agreement, dated as of the date hereof, by and among the Company, Guggenheim and the Silver Rock Entities.
          “Recipient Equityholder” shall have the meaning set forth in Section 2(b)(i).
          “Registration Rights Agreement” means that certain Second Amended and Restated Registration Rights Agreement, dated as of the date hereof, by and among the Company and certain members of the Company.
          “Sale of the Company” means (i) a transaction or series of transactions (including by way of merger, consolidation, or sale of equity) the result of which is that the holders of the Common Units immediately prior to such transaction(s) (on a fully diluted as if converted basis) and their Affiliates are after giving effect to such transaction(s) no longer, in the aggregate, the “beneficial owners” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Act), directly or indirectly through one or more intermediaries, of more than 50% of the Common Units (on a fully diluted basis as if converted basis), or (ii) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the Company’s assets determined on a consolidated basis.
          “Sale Notice” shall have the meaning set forth in Section 2(a)(i).
          “Securities Act” means the Securities Act of 1933, as amended.

          “Senior Note Indenture” means the Indenture dated as of August 13, 2010 by and among DRC, the Company, Polo Holdings, the Subsidiary Guarantors named therein and Wells Fargo Bank, National Association, as trustee, as in effect as of the date hereof.
          “Senior Secured Notes” means DRC’s 12.0% Senior Secured Notes due 2018, issued on or prior to August 13, 2010 pursuant to the Senior Note Indenture and any Exchange Notes (as defined in the Senior Note Indenture).
          “Silver Rock Entities” means, collectively, Silver Rock Financial LLC, IN — FP1 LLC, BDIF LLC and CM — NP LLC.
          “Silver Rock Investors” means the Silver Rock Entities and any of their respective Permitted Transferees.
          “Silver Rock Units” means all Equityholder Units owned by the Silver Rock Investors.
          “Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or a general partner of such partnership, association or other business entity.
          “Tagging Investor” shall have the meaning set forth in Section 2(b)(i).
          “Tax Distribution” shall have the meaning ascribed to such term in the LLC Agreement.
          “Transfer” means any direct or indirect sale, transfer, assignment, pledge or other disposition or encumbrance, including, without limitation, a transfer of stock in a corporate member.
          “Transferring Equityholder” shall have the meaning set forth in Section 2(b)(i).
          “Transferring Investor” shall have the meaning set forth in Section 2(a)(i).
          “Transfer Notice” shall have the meaning set forth in Section 2(b)(i).
          “Units” means collectively the Common Units and any other equity securities of the Company (or its successors) which are not limited to a fixed sum or percentage of par value or stated value in respect of the rights of the holders thereof to participate in dividends or other distributions or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the issuer of such securities, including any such type of equity securities of any successor entity of the Company issued pursuant to a transaction of the type described in Article 13 of the LLC Agreement.
          “Unrestricted Subsidiary” shall have the meaning ascribed to such term in the Senior Note Indenture.
          “Wellington Common Unit Threshold” means the ownership by the Wellington Investors of at least: (i) 5% of the total Common Percentage Interests (determined on a fully-diluted basis) or (ii) 25% of the Common Units issued to the Wellington Investors as of the date hereof.
          “Wellington Entity” means any of (i) Wellington Management Company, LLP and its Affiliates, (ii) any Wellington Investor, (iii) any Wellington Related Entities and (iv) any Affiliates of any Wellington Investor.
          “Wellington Investors” means the Wellington Purchasers and any of their respective Permitted Transferees.
          “Wellington Purchaser” and “Wellington Purchasers” shall have the meaning ascribed to those terms in the preamble.
          “Wellington Related Entity” means an entity with a management or investment management relationship with Wellington Management Company, LLP or its Affiliates.
          “Wellington Units” means all Equityholder Units owned by the Wellington Investors.
          2. Restrictions on Transfer of Equityholder Units.
          (a) General Restrictions.
     (i) The Common Units held by any Investor may be Transferred, in whole or in part, only (A) with the consent of the majority of the Board, to any Person, which consent shall not be unreasonably withheld, delayed or conditioned; provided that, unless waived in writing by the Board, such transferee shall have complied with the requirements of Section 2(c)(ii), (B) pursuant to the exercise of its participation rights under Section 2(b), to any Person; provided, that unless waived in writing by the Board, such Person shall have complied with the requirements of Section 2(c)(ii), (C) to the Company pursuant to the terms of this Section 2(a)(i), (D) pursuant to an Approved Company Sale (as herein defined), (E) to any Person if either (i) for any Investor that is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), if its continued holding of the Common Units would cause it to be in non-compliance with the fundamental investment restrictions set forth in the registration statement of such holder pursuant to Section 13(a)(2) or 13(a)(3) of the Investment Company Act due to actions taken by the holders of the outstanding voting securities of such Investor after the date hereof or (ii) there is a reasonable likelihood that the continued holding of the Common Units would result in a violation of, or a material adverse effect under, applicable law or regulation, or (F) to any Person for any Investor that is a “regulated investment company” (as defined under Section 851(a) of the Code), if the Company realizes any items of gross income that do not constitute qualifying income under Section 851(b)(2) of the Code; provided that if any Investor intends to Transfer any Common Units pursuant to Section 2(a)(i)(A), Section 2(a)(i)(E) or Section 2(a)(i)(F), such Investor (the “Transferring Investor”) shall deliver a written notice of such intention (a “Sale Notice”) to the Company including a description of the proposed number of Common Units intended to be transferred. The Company may submit an offer to purchase all (but not less than all) of the Common Units specified in the Sale Notice. Any such offer shall be made by delivering written notice thereof (an “Offer Notice”) to the Transferring Investor as soon as practical but in any event within ten (10) business days after the delivery of the Sale Notice. Any such Offer Notice shall include the proposed cash purchase price and other material terms of the proposed purchase. A proposed Offer Notice shall be valid only if such notice contains firm and enforceable commitments from reputable sources for the financing, provided, that if the Transferring Investors validly accepts any proposed Offer Notice, then such proposed Offer Notice shall be deemed to be a valid Offer Notice. The Offer Notice will constitute an irrevocable offer by the Company to acquire the Common Units specified in the Offer Notice from the Transferring Investor at the price and on the terms specified in the Offer Notice. If the Company elects to offer to purchase Common Units from the Transferring Investor and the Transferring Investor accepts such offer, the transfer of such shares shall be consummated as soon as practical after the delivery of the Offer Notice to the Transferring Investor, but in any event within 30 days after delivery of the Sale Notice (the “Election Period”). If the Transferring Investor has rejected any such offer by the Company, then the Transferring Investor may, within six (6) months after the expiration of the Election Period, Transfer such Common Units to one or more third parties at a cash purchase price greater than the price specified in the Offer Notice and on other terms no more favorable to the transferees thereof than the terms set forth in the Offer Notice. If the Company has not elected to offer to purchase the Common Units being offered, then the Transferring Investor may, within six (6) months after the expiration of the Election Period, Transfer such Common Units to any Person at any price and on any terms. Any Common Units not Transferred within such six (6) month period shall be reoffered to the Company under this Section 2(a)(i) prior to any subsequent Transfer; provided, further, that the restrictions and rights specified in this Section 2(a)(i) shall not be applicable if (x) Stephen J. Cloobeck is no longer actively involved in the day-to-day management of the Company or (y) an Event of Default shall have occurred and be continuing with respect to the Senior Secured Notes and the holders thereof shall have accelerated the Senior Secured Notes or shall have otherwise exercised any of their rights or remedies thereunder.
     (ii) Notwithstanding the rights and restrictions set forth in Section 2(a)(i) at any time and from time to time after August 13, 2019, any Investor may require the Company to repurchase all or any portion of its Common Units (the “Put”) for cash consideration, payable within sixty (60) business days after the Company’s receipt of notice of exercise of the Put, equal to the product of (A) the percentage of the common equity of the Company held by such holder and (B) the Fair Market Value of the Company.
     (iii) Any CDP Investor may Transfer Equityholder Units (A) to any Person (provided, that, unless waived in writing by the Majority Investor Holders, such Person shall have complied with the requirements of Section 2(b) and 2(c)(ii) as well as Article 11 of the Operating Agreement) or (B) pursuant to an Approved Company Sale (as herein defined); provided that if any CDP Investor intends to Transfer any Common Units pursuant to Section 2(a)(iii)(A), such CDP Investor (the “CDP Transferring Investor”) shall deliver a Sale Notice to the Company including a description of the proposed number of Common Units intended to be transferred. The Company may submit an offer to purchase all (but not less than all) of the Common Units specified in the Sale Notice. Any such offer shall be made by delivering an Offer Notice to the CDP Transferring Investor as soon as practical but in any event within ten (10) business days after the delivery of the Sale Notice. Any such Offer Notice shall include the proposed cash purchase price and other material terms of the proposed purchase. A proposed Offer Notice shall be valid only if such notice contains firm and enforceable commitments from reputable sources for the financing, provided, that if the CDP Transferring Investors validly accepts any proposed Offer Notice, then such proposed Offer Notice shall be deemed to be a valid Offer Notice. The Offer Notice will constitute an irrevocable offer by the Company to acquire the Common Units specified in the Offer Notice from the CDP Transferring Investor at the price and on the terms specified in the Offer Notice. If the Company elects to offer to purchase Common Units from the CDP Transferring Investor and the CDP Transferring Investor accepts such offer, the transfer of such shares shall be consummated as soon as practical after the delivery of the Offer Notice to the CDP Transferring Investor, but in any event within the Election Period. If the CDP Transferring Investor has rejected any such offer by the Company, then the CDP Transferring Investor may, within six (6) months after the expiration of the Election Period, Transfer such Common Units to one or more third parties at a cash purchase price greater than the price specified in the Offer Notice and on other terms no more favorable to the transferees thereof than the terms set forth in the Offer Notice. If the Company has not elected to offer to purchase the Common Units being offered, then the CDP Transferring Investor may, within six (6) months after the expiration of the Election Period, Transfer such Common Units to any Person at any price and on any terms. Any Common Units not Transferred within such six (6) month period shall be reoffered to the Company under this Section 2(a)(iii) prior to any subsequent Transfer. Notwithstanding the foregoing, any member of CDP may Transfer its membership interests in CDP at any time so long as Stephen J. Cloobeck retains directly or through one or more trusts or other entities established for tax or estate planning purposes, a majority of the voting and economic interests therein; it being understood and agreed that any Transfer (or series of related Transfers) of membership interests in CDP by Stephen J. Cloobeck or such trusts or other entities after which they will collectively hold less than a majority of the voting or economic interests in CDP shall constitute a “Transfer” of Equityholder Units by a CDP Investor under this Agreement. Any Transfer pursuant to Section 2(a)(iii)(A) (other than to the Company pursuant to Section 2(a)(iii)) shall be made in accordance with Section 2(b).

     (iv) Any Other Investor may Transfer Equityholder Units only (A) with the prior consent or approval of the Majority Common Holders and the Company, to any Person, provided, that, unless waived in writing by the Majority Common Holders and the Company, such Person shall have complied with the requirements of Section 2(c)(ii) or (B) pursuant to an Approved Company Sale (as herein defined); provided that if any Other Investor intends to Transfer any Common Units pursuant to Section 2(a)(iv)(A), such Other Investor (the “Other Transferring Investor”) shall deliver a Sale Notice to the Company including a description of the proposed number of Common Units intended to be transferred. The Company may submit an offer to purchase all (but not less than all) of the Common Units specified in the Sale Notice. Any such offer shall be made by delivering an Offer Notice to the Other Transferring Investor as soon as practical but in any event within ten (10) business days after the delivery of the Sale Notice. Any such Offer Notice shall include the proposed cash purchase price and other material terms of the proposed purchase. A proposed Offer Notice shall be valid only if such notice contains firm and enforceable commitments from reputable sources for the financing, provided, that if the Other Transferring Investors validly accepts any proposed Offer Notice, then such proposed Offer Notice shall be deemed to be a valid Offer Notice. The Offer Notice will constitute an irrevocable offer by the Company to acquire the Common Units specified in the Offer Notice from the Other Transferring Investor at the price and on the terms specified in the Offer Notice. If the Company elects to offer to purchase Common Units from the Other Transferring Investor and the Other Transferring Investor accepts such offer, the transfer of such shares shall be consummated as soon as practical after the delivery of the Offer Notice to the Other Transferring Investor, but in any event within the Election Period. If the Other Transferring Investor has rejected any such offer by the Company, then the Other Transferring Investor may, within six (6) months after the expiration of the Election Period, Transfer such Common Units to one or more third parties at a cash purchase price greater than the price specified in the Offer Notice and on other terms no more favorable to the transferees thereof than the terms set forth in the Offer Notice. If the Company has not elected to offer to purchase the Common Units being offered, then the Other Transferring Investor may, within six (6) months after the expiration of the Election Period, Transfer such Common Units to any Person at any price and on any terms. Any Common Units not Transferred within such six (6) month period shall be reoffered to the Company under this Section 2(a)(iv) prior to any subsequent Transfer.
          (b) Tag-Along Rights.
     (i) For so long as the CDP Investors hold at least 40% of the aggregate outstanding Common Units, subject to Section 2(c)(i), at least 15 business days prior to the Transfer by any CDP Investor (the “Transferring Equityholder”) of any class or series of any type of Equityholder Units to any Person(s) (other than pursuant to (x) a Public Offering (y) an Approved Company Sale or (z) a sale to the Company pursuant to an Offer Notice under Section 2(a)(iii)), the applicable Transferring Equityholder shall deliver a written notice (the “Transfer Notice”) to each of the Investors (the “Recipient Equityholders”) (with a copy of such notice to the Company), specifying in reasonable detail the identity of the prospective transferee(s), the type, class or series, and the number of the Equityholder Units to be Transferred, and the other material terms and conditions of such contemplated Transfer, including the cash (or cash equivalent) purchase price therefor. Any Recipient Equityholder may elect to participate in such contemplated Transfer by delivering written notice to the Transferring Equityholder within 15 business days after delivery of the applicable Transfer Notice. If any Recipient Equityholder elects to participate in such Transfer, each Recipient Equityholder who elects to participate (the “Tagging Investors”, and collectively with the Transferring Equityholder, the “Participating Equityholders”) shall be entitled to sell in such contemplated Transfer, at the same price and on the same terms, up to a number of each class or series of each type of Equityholder Units to be sold (or deemed to be sold as a result of an indirect sale, transfer, assignment, pledge or other disposition or encumbrance) in such contemplated Transfer equal to the product of (x) the quotient determined by dividing the percentage of such class or series of such type of Equityholder Units owned by such Tagging Investor by the aggregate percentage of such class or series of such type of Equityholder Units owned collectively by all of the Participating Equityholders and (y) the aggregate number of such class or series of such type of Equityholder Units to be sold (or deemed to be sold as aforesaid) in such contemplated Transfer. Each Tagging Investor shall pay its pro rata share (based on the amount of consideration received) of the reasonable out-of-pocket expenses incurred by the Participating Equityholders in connection with such Transfer and shall take all reasonably necessary and desirable actions as reasonably directed by the applicable Transferring Equityholder in connection with the consummation of such Transfer.
     (ii) Notwithstanding the foregoing, in connection with any Transfer under Section 2(b)(i), (i) no Tagging Investor will be required to grant any indemnification rights except indemnification rights which constitute identical indemnification rights for all Participating Equityholders (pro rata based upon the consideration received and not joint and several, other than any such obligations that relate solely to a particular Participating Equityholder, such as indemnification with respect to representations and warranties or covenants made by such Participating Equityholder, in respect of which only such Participating Equityholder shall be liable), (ii) no Tagging Investor shall be required to make any representation or warranty that is not made by all other Participating Equityholders, (iii) any representations and warranties to be made by a Tagging Investor shall be limited to representations and warranties related to such Tagging Investor’s authority, ownership of Equityholder Units and ability to convey title to such Equityholder Units, (iv) no Tagging Investor shall be liable for the inaccuracy of any representation or warranty made by any other Person (except to the extent of any indemnification rights granted by such Tagging Investor pursuant to Section 2(b)(ii)(i) for breaches of representations and warranties by the Company or its Subsidiaries), and (v) no Tagging Investor which is an institutional investor or investment fund shall be required to enter into any restrictive covenant, including without limitation, any non-competition or non-solicitation arrangement which survives the closing of such Transfer.
          (c) Permitted Transfers.
     (i) The restrictions contained in Section 2(a) and 2(b) shall not apply with respect to any Transfer of Equityholder Units by any Equityholder (A) in the case of an individual Equityholder, pursuant to applicable laws of descent and distribution or, if such Transfer is made for bona fide estate planning purposes (which bona fide estate planning purposes, if requested by the Board, shall be verified by a legal opinion from counsel experienced in such matters), then to any member of such Equityholder’s Family Group, (B) in the case of a non-individual Equityholder, to or among its Affiliates, or to any of their lenders as collateral security, (C) in the case of a Guggenheim Investor, a Transfer to or among any Guggenheim Entity, so long as Guggenheim Capital, LLC or one of its Affiliates has the sole power to vote and exercise contractual rights with respect to such transferred Units, (D) in the case of a Wellington Investor, a Transfer to or among any Wellington Entity, so long as Wellington Management Company, LLP or one of its Affiliates has a management or investment management relationship with the transferee, (E) in the case of a Silver Rock Entity, to any one or more of the following: (I) any direct or indirect member, owner, partner, manager, officer or director of a Silver Rock Entity, (II) any family member of any Person in clause (I), (III) any trust, retirement or benefit plan, individual retirement account or other entity formed or existing for the benefit of any Person(s) in clause (I) or (II), or (IV) any philanthropic, charitable or non-profit organization or foundation established in whole or in part by any Person(s) in clause (I) or (II), (F) in the case of any Investor that is an investment company registered under the Investment Company Act, in connection with any merger, combination or consolidation of such Investor with or into another Person that is an investment company registered under the Investment Company Act, or (G) to any other Equityholder; provided, in each case, that any such transferee shall have complied with the requirements of Section 2(c)(ii).
     (ii) Prior to any proposed transferee’s acquisition of Equityholder Units pursuant to a Transfer permitted by Section 2(a)(i), 2(a)(iii) or 2(a)(iv), in each case, unless waived in writing by the Board, or pursuant to a Transfer permitted by Section 2(c)(i), such proposed transferee must agree to take such Equityholder Units subject to and to be fully bound by the terms of this Agreement applicable to such Equityholder Units by executing a joinder to this Agreement substantially in the form attached hereto as Exhibit A and delivering such executed joinder to the Secretary of the Company prior to the effectiveness of such Transfer (unless such Transfer is pursuant to applicable laws of descent and distribution, in which case, such executed joinder shall be delivered to the Secretary of the Company as soon as reasonably possible after such Transfer). All transferees acquiring Equityholder Units pursuant to a Transfer permitted by Section 2(c)(i) and executing a joinder in compliance with this Section 2(c)(ii) are collectively referred to herein as “Permitted Transferees”.
          (d) Each Equityholder hereby covenants and agrees that such Equityholder will at all times act in good faith with respect to its obligations under this Section 2 and will not structure a transaction or series of related transactions for the specific purpose of avoiding its obligations under this Section 2.
          3. Approved Company Sale.
          (a) If a Sale of the Company is approved in accordance with Section 8 (an “Approved Company Sale”), then each holder of Equityholder Units will vote for, consent to and raise no objections against the Approved Company Sale or the process. If the Approved

Company Sale is structured as a merger or consolidation, then each holder of Equityholder Units shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation. If the Approved Company Sale is structured as a Transfer of Equityholder Units, then each holder of Equityholder Units shall agree to sell all of his or its Equityholder Units and rights to acquire Equityholder Units on the same terms and conditions, in all material respects, as applicable to the respective types of Equityholder Units to be Transferred. Each holder of Equityholder Units shall take all necessary or desirable actions in connection with the consummation of an Approved Company Sale as requested by the Company, including, without limitation, executing the applicable purchase agreement. Notwithstanding the foregoing, a holder of Equityholder Units will not be required to comply with this Section 3(a) in connection with any Approved Company Sale unless (i) no Equityholder will be required to grant any indemnification rights except indemnification rights which constitute identical indemnification rights (pro rata based upon the consideration received and not joint and several, other than any such obligations that relate solely to a particular Equityholder, such as indemnification with respect to representations and warranties or covenants made by such Equityholder, in respect of which only such Equityholder shall be liable), (ii) no Equityholder shall be required to make any representation or warranty that is not made by all other Equityholders, (iii) any representations and warranties to be made by an Equityholder shall be limited to representations and warranties related to such Equityholder’s authority, ownership of Equityholder Units and ability to convey title to such Equityholder Units, (iv) no Equityholder shall be liable for the inaccuracy of any representation or warranty made by any other Person (except to the extent of any indemnification rights granted by such Equityholder pursuant to Section 3(a)(i) for breaches of representations and warranties by the Company or its Subsidiaries), and (v) no Equityholder which is an institutional investor or investment fund shall be required to enter into any restrictive covenant, including without limitation, any non-competition or non-solicitation arrangement which survives the closing of such Transfer.
          (b) The foregoing obligations of the Equityholders with respect to an Approved Company Sale are subject to the satisfaction of the following conditions: (i) such Approved Company Sale shall be a bona fide Sale of the Company to a party which is not an Affiliate of either the Company or any Equityholder or an Affiliate of any of the foregoing, (ii) upon the consummation of such Approved Company Sale the aggregate consideration payable upon consummation of such Approved Sale to all Equityholders in respect of their Equity Equivalents shall be apportioned and distributed as between the different classes or series of Equity Equivalents in accordance with the distribution priorities set forth in Article 7 of the LLC Agreement as in effect immediately prior to such Approved Company Sale, and as between holders of Equity Equivalents of a particular class or series, ratably based on the Equity Equivalents of such class or series actually Transferred in the Approved Company Sale and (iii) each holder of then currently exercisable or convertible rights to acquire Equity Equivalents shall be given an opportunity to exercise such rights prior to the consummation of the Approved Company Sale and participate in such sale as a holder of such class of Equity Equivalents.
          (c) The Company will bear the costs of any actual or proposed Approved Company Sale, which costs will allocated pro rata to the holders of the Common Units. Costs incurred by the holders of Equityholder Units on their own behalf will not be considered costs of the Approved Company Sale; provided, that in the event the Approved Company Sale is consummated, the Company shall pay the reasonable attorney’s fees and expenses of one counsel chosen by the Majority Common Holders in connection with the Approved Company Sale.
          4. Financial Statements and Access to Information.
          (a) Financial Statements; Annual Budget; Other Information. The Company shall deliver to (x) each Investor which holds Common Units representing at least 1% of the aggregate number of outstanding Common Units of the Company and, (y) at such time when the CDP Investors no longer constitute the Majority Common Holders, each CDP Investor (so long as such CDP Investor holds Common Units representing at least 1% of the aggregate number of outstanding Common Units of the Company):
     (i) within 30 days after the end of each monthly accounting period in each fiscal year of the Company (other than any monthly accounting period ending on the last day of a fiscal quarter of the Company), unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such monthly period (as well as unaudited consolidated statements of income of the Company and its Subsidiaries for the period from the beginning of the fiscal year to the end of such month) and unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such monthly period (and such financial statements shall set forth in each case comparisons to the Company’s and its Subsidiaries’ corresponding period in the preceding fiscal year). Such financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied, subject to the absence of footnote disclosures and to normal year-end adjustments;
     (ii) within 45 days after the end of each quarterly accounting period in each fiscal year of the Company (other than any quarterly accounting period ending on the last day of a fiscal year of the Company), unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such quarterly period (as well as unaudited consolidated statements of income of the Company and its Subsidiaries for the period from the beginning of the fiscal year to the end of such quarter) and unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such quarterly period (and such financial statements shall set forth in each case comparisons to the Company’s and its Subsidiaries’ corresponding period in the preceding fiscal year). Such financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied, subject to the absence of footnote disclosures and to normal year-end adjustments;
     (iii) within 90 days after the end of each fiscal year of the Company, audited consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and audited consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year (and such financial statements shall set forth in each case comparisons to the Company’s and its Subsidiaries’ corresponding period in the preceding fiscal year). Such financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied;

     (iv) within 90 days after the end of each fiscal year of the Company, an annual budget of the Company and its Subsidiaries (presented on a monthly basis) containing, among other things, (i) pro forma financial statements for each fiscal quarter of the next fiscal year of the Company and (ii) information regarding the aggregate compensation proposed to be paid during such fiscal year to Executive Officers of the Company;
     (v) promptly following receipt by the Company, each audit response letter, accountant’s management letter and other written report submitted to the Company by its independent public accountants in connection with an annual or interim audit of the books of the Company or any of its Subsidiaries;
     (vi) promptly after the commencement thereof, notice of all actions, suits, claims, proceedings, investigations and inquiries that could materially and adversely affect the Company or any of its Subsidiaries; and
     (vii) promptly, from time to time, such other information regarding the business, prospects, financial condition, operations, property or affairs of the Company and its Subsidiaries as any Investor or CDP Investor reasonably may request.
          (b) Access to Information. The Company shall permit (w) any Investor which holds Common Units representing at least 5% of the aggregate number of outstanding Common Units, (x) any Guggenheim Investor, so long as the Guggenheim Common Unit Threshold is met, (y) any Wellington Investor, so long as the Wellington Common Unit Threshold is met and (z) at such time when the CDP Investors no longer constitute the Majority Common Holders, each CDP Investor (so long as the CDP Common Unit Threshold is met); and each of their respective representatives (including, without limitation, its legal counsel and accountants), during normal business hours and such other times as any such holder may reasonably request, to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate, financial and similar type records, reports and documents of the Company and its Subsidiaries, including, without limitation, all internal management documents, reports of operations, reports of adverse developments, copies of any management letters, communications with equityholders or directors, press releases and registration statements, and make copies thereof or extracts therefrom and (iii) discuss the affairs, finances and accounts of any such entities with any of the Executive Officers and or senior managers of the Company or any of its Subsidiaries. Notwithstanding the foregoing, such access shall be arranged in prior consultation with Stephen J. Cloobeck (or, if Stephen J. Cloobeck is no longer serving as an officer of the Company, David F. Palmer or, if David F. Palmer is no longer serving as an officer of the Company, then the Person then serving as President of the Company), except with respect to communications with Stephen J. Cloobeck, David F. Palmer or any person appointed as Chief Financial Officer after the date hereof.
          5. Legend.
          (a) The Equityholder Units shall initially be uncertificated. However, in the event that the Company determines at a later date to issue certificates representing the Equityholder Units, each certificate or instrument evidencing Equityholder Units and each certificate or instrument issued in exchange for or upon the Transfer of any Equityholder Units

(if such securities remain Equityholder Units (as defined herein) after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON _________, 20__ AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO A FOURTH AMENDED AND RESTATED SECURITYHOLDERS AGREEMENT DATED AS OF JULY 21, 2011, AS MAY BE AMENDED FROM TIME TO TIME BY AND AMONG THE ISSUER OF SUCH SECURITIES AND CERTAIN OF THE ISSUER’S SECURITYHOLDERS. A COPY OF SUCH FOURTH AMENDED AND RESTATED SECURITYHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
The legend set forth above regarding this Agreement shall be removed from the certificates evidencing any securities which cease to be Equityholder Units. Upon the request of any Equityholder, the Company shall remove the Securities Act portion of the legend set forth above from the certificate or certificates for such Equityholder Units; provided that such Equityholder Units (i) are eligible (as reasonably determined by the Company) for sale pursuant to Rule 144 (or any similar rule or rules then in effect) under the Securities Act or (ii) have been sold pursuant to Rule 144 or an effective registration statement.
          (b) Unless waived by the Company, no Equityholder may Transfer any Equityholder Units (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Company an opinion of counsel reasonably acceptable in form and substance to the Company (which counsel will be reasonably acceptable to the Company) that registration under the Securities Act is not required in connection with such Transfer. If such opinion of counsel reasonably acceptable in form and substance to the Company further states that no subsequent Transfer of such Equityholder Units will require registration under the Securities Act (including due to such Equityholder Units being eligible for sale pursuant to Rule 144 (or any similar rule or rules then in effect) under the Securities Act), the Company will promptly upon such Transfer deliver new certificates for such securities (if such securities are certificated as of such time) which do not bear the Securities Act portion of the legend set forth in Section 5(a).
          6. Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Equityholder Units in violation of any provision of this Agreement or the LLC Agreement shall be null and void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Equityholder Units as the owner of such securities for any purpose.
          7. Preemptive Rights.
          (a) If, at any time after the date hereof and prior to the consummation of a Qualified Public Offering, the Company wishes to issue any Units or any options, warrants or other rights to acquire Units or any notes or other Convertible Securities, other than Excluded Units (all such Units and other rights and securities other than Excluded Units, collectively, the “Equity Equivalents”), to any Person or Persons, the Company shall promptly deliver a notice of intention to sell or otherwise issue (the “Company’s Notice of Intention to Sell”) to each Investor setting forth a description and the number of the Equity Equivalents and any other securities proposed to be issued, the proposed purchase price and terms of sale, including the identity of the prospective transferee(s). Upon receipt of the Company’s Notice of Intention to Sell, each Investor shall have the right to elect to purchase, at the price and on the terms stated in the Company’s Notice of Intention to Sell, a number of the Equity Equivalents equal to the product of (i) the percentage determined by dividing the number of Common Units then owned by such Investor by the number of vested Common Units then outstanding multiplied by (ii) the number of Equity Equivalents proposed to be issued (as described in the applicable Company’s Notice of Intention to Sell); provided that, notwithstanding anything contained herein to the contrary, if the Company is issuing Equity Equivalents together as a unit with the issuance of any debt or other equity securities of the Company or any of its Subsidiaries, then any Investor who elects to purchase such Equity Equivalents pursuant to this Section 7 must also purchase a corresponding proportion of such other debt or equity securities, all at the proposed purchase price and on terms of sale as specified in the applicable Company’s Notice of Intention to Sell. Such election shall be made by the electing Investor by written notice to the Company within ten (10) business days after receipt by such Investor of the Company’s Notice of Intention to Sell (the “Acceptance Period”).
          (b) To the extent an effective election to purchase has not been received from any Investor pursuant to subsection (a) above in respect of the Equity Equivalents proposed to be issued pursuant to the applicable Company’s Notice of Intention to Sell, the Company may, at its election, during a period of one hundred and eighty (180) days following the expiration of the applicable Acceptance Period, issue and sell the remaining Equity Equivalents to be issued and sold to any Person at a price and upon terms not more favorable to such Person than those stated in the applicable Company’s Notice of Intention to Sell; provided, however, that failure by any Investor to exercise its option to purchase with respect to one issuance and sale of Equity Equivalents shall not affect its option to purchase Equity Equivalents in any subsequent issuance and sale. In the event the Company has not sold any Equity Equivalents covered by a Company’s Notice of Intention to Sell within such one hundred and eighty (180) day period, the Company shall not thereafter issue or sell such Equity Equivalents, without first offering such Equity Equivalents to each Investor in the manner provided in this Section 7.
          (c) If any Investor gives the Company notice, pursuant to the provisions of this Section 7, that such Investor desires to purchase any Equity Equivalents, payment therefor shall be by check or wire transfer of immediately available funds, against delivery of the securities (which securities shall be issued free and clear of any liens or encumbrances) at the executive offices of the Company no later than the last closing date fixed by the Company for the sale of the applicable Equity Equivalents, which last closing date shall be no earlier than 15 business days after the date the Company delivers the applicable Company’s Notice of Intention to Sell. In the event that any proposed sale is for a consideration other than cash, such Investor may pay cash in lieu of all (but not part) of such other consideration, in the amount determined reasonably and in good faith by the Board to represent the fair value of such consideration other than cash.
          8. Protective Provisions. (a) The Company shall comply with the following covenants, unless it has received the prior written consent of (x) the Majority CDP Holders (so long as the CDP Investors meet the Minimum Threshold) and (y) either (A) the Majority Wellington Holders (so long as the Wellington Investors meet the Minimum Threshold) or (B) the Majority Guggenheim Holders (so long as the Guggenheim Investors meet the Minimum Threshold):
     (i) The Company shall make Tax Distributions to the holders of Units as and when required under the LLC Agreement (and the Company shall cause its direct and indirect Subsidiaries to make distributions sufficient to satisfy such obligation); provided, however, that, so long as the Senior Note Indenture is in effect and to the extent funded by distributions from DRC and its Subsidiaries, the aggregate Tax Distributions since the Issue Date shall not exceed the lesser of:
     (A) the aggregate amount since the Issue Date of the relevant tax (including any penalties and interest) that DRC would owe if it were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of DRC’s consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of DRC and such Subsidiaries from other taxable years; and
     (B) the aggregate amount of the relevant tax that the Equityholders actually owe to the appropriate taxing authority after the date hereof;
provided, further, however, that any Tax Distributions received from the Company from funds provided by DRC and its Subsidiaries shall be paid over to the appropriate taxing authority within 30 days of receipt by the Equityholders of such Tax Distributions or refunded to the Company (which refunded amounts shall be paid to DRC);
     (ii) The Company shall maintain and cause each of its Subsidiaries to maintain its existence, material licenses and material permits in good standing;
     (iii) The Company shall comply and cause each of its Subsidiaries to comply with all applicable material laws, rules and regulations and all of its material contractual obligations;
     (iv) The Company shall pay and cause each of its Subsidiaries to pay all required taxes as and when due and payable;

     (v) Neither the Company nor any of its Subsidiaries shall become a party to any agreement which, by its terms: (1) expressly restricts the Company’s performance of this Agreement or any other Transaction Document or (2) imposes any non-competition or other restrictive covenant obligation on Investor or any of their Affiliates without such Investor’s prior written consent;
     (vi) The Company shall maintain and cause each of its Subsidiaries to maintain insurance (in accordance with past practice and industry standards);
     (vii) The Company shall hold meetings of the Board on at least a quarterly basis;
     (viii) The Company shall not (A) create or issue any equity interests of the Company senior to the Common Units with respect to distributions (including, without limitation, the distribution of assets on the liquidation, dissolution or winding up of the Company) or rights of redemption, or (B) issue or transfer (or cause to be issued or transferred) any equity securities or equity-linked securities in any of its Subsidiaries (other than Unrestricted Subsidiaries) to any Person other than the Company or any of its direct or indirect wholly-owned Subsidiaries unless each Investor is offered an opportunity to participate in such issuance or transfer as if it was an offering of Units by the Company subject to the preemptive rights of Section 7(a);
     (ix) The Company shall not repurchase or redeem any equity interest of the Company or Convertible Securities in excess of $5,000,000 in the aggregate per calendar year, other than (A) Equity Equivalents held by any employee of the Company or any of its Subsidiaries or the Management Company in the event of such employee’s death, retirement or termination of employment to the extent permitted under the Senior Note Indenture at a price not to exceed fair market value, (B) the repurchase or redemption of Units pursuant to the Redemption Agreement or the CDP Redemption Agreement or (C) any repurchase or redemption (including any repurchase or redemption of the Guggenheim Warrant) which is offered pro rata to all Equityholders;
     (x) The Company shall not merge or consolidate, or permit any Material Subsidiary to merge or consolidate, with or into any Person (other than mergers or consolidations among the Company or any of its direct or indirect wholly-owned Subsidiaries), or sell, lease transfer, convey or dispose of, in one or a series of related transactions, all or substantially all of the assets of the Company or any Material Subsidiary, or otherwise effectuate a Sale of the Company;
     (xi) the Company shall not consummate, or permit any Material Subsidiary (other than an Unrestricted Subsidiary) to consummate, a reorganization or recapitalization of the Company or any Material Subsidiary (other than Unrestricted Subsidiaries) or effect any other change in the capital structure of the Company or any Material Subsidiary (other than Unrestricted Subsidiaries), other than mergers or consolidations among the Company or any of its direct or indirect wholly-owned Subsidiaries;

(xii) The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to, any Indebtedness in excess of any limitations on Indebtedness set forth in the Senior Note Indenture;
     (xiii) The Company shall not create, incur or assume, or permit any of its Subsidiaries to create, incur or assume, any lien or encumbrance of any kind upon the assets of the Company or any of its Subsidiaries which is not permitted under the Senior Note Indenture;
     (xiv) The Company shall not make any material change to the Principal Line of Business conducted by the Company and its Subsidiaries;
     (xv) The Company shall not acquire any interest in or contribute capital to, or permit any of its Subsidiaries to acquire any interest in or contribute capital to, any Person (including, without limitation, any Unrestricted Subsidiary) or business (whether by a purchase of assets, purchase of equity, merger or otherwise), or enter into any joint venture, which requires a capital investment by the Company and/or its Restricted Subsidiaries to consummate such transaction in excess of $20,000,000 in the aggregate or which would not be permitted by the Senior Note Indenture;
     (xvi) The Company shall not grant options or issue Equity Equivalents to any employee of the Company or any of its Subsidiaries other than options or Equity Equivalents relating to Common Units pursuant to equity incentive plans approved by the Board which Common Units shall not exceed 112.227 Common Units (adjusted for unit splits, unit combinations and other similar transactions occurring after the date hereof);
     (xvii) The Company shall not permit any of the Company’s Subsidiaries (other than Unrestricted Subsidiaries) to issue any equity securities or Convertible Securities to any Person other than the Company or any of the Company’s direct or indirect wholly-owned Subsidiaries, or permit any other transaction to occur which would result in any direct or indirect Subsidiary of the Company (other than any Unrestricted Subsidiary) not being a direct or indirect wholly-owned Subsidiary of the Company;
     (xviii) The Company shall not, and shall not permit any of its Subsidiaries to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company or any of its Subsidiaries, member of the Board or Executive Officer of the Company (or any Affiliate, Executive Officer, director, family member or equityholder of the foregoing); provided, however, that this clause (xviii) shall not apply to the following:
     (A) Reasonable ordinary course employment, consultant and director arrangements approved by the Board, including reasonable compensation (including bonuses) and other reasonable benefits (including retirement, health, severance, stock option and other benefit plans) for directors, officers, consultants and employees of the Company and its Subsidiaries;

     (B) transactions between or among the Company and/or any of its Subsidiaries;
     (C) any transaction with any non-Affiliate that becomes an Affiliate as a result of such transaction;
     (D) loans or advances to employees or consultants (other than to Stephen J. Cloobeck or David F. Palmer or any family member of either of them (or any entity owned or controlled by Stephen J. Cloobeck, David F. Palmer or any family member of either of them)) in the ordinary course of business and consistent with past practice, and the cancellation or forgiveness or modification of the terms of such loans or advances;
     (E) any agreement existing on the date hereof, as in effect on the date hereof, or as modified, amended, amended and restated, supplemented or replaced so long as the terms of such agreement as modified, amended, amended and restated, supplemented or replaced (x) do not result in an increase of more than 10% in the net cost thereof to the Company and its Subsidiaries or (y) are not materially in other respects more disadvantageous to the Company and its Subsidiaries, than the terms of such agreement as in effect on the date hereof;
     (F) any transaction approved pursuant to the requirements of Section 8(b); and
     (G) any transaction not covered by clauses (A) through (F) above with or for the benefit of an Affiliate of the Company (other than a family member of an Affiliate or any entity owned or controlled by such family member) if (x) the amount of such transaction, along with any other transaction (whether or not with the same Person) permitted under this Section 8(a)(xviii)(G), is $3,600,000 or less in any fiscal year and (y) the terms and conditions of such transaction are at least as favorable to the Company or its Subsidiaries as would be obtained through an arm’s-length negotiation with an independent party; and
     (xix) The Company shall not agree to any action or inaction that would not comply with any of the foregoing covenants.
          (b) Notwithstanding anything to the contrary set forth herein, other than transactions covered by Section 9, (i) any transaction between the Company or any of its Subsidiaries, on the one hand, and any Guggenheim Entity, on the other hand, shall require the prior written consent of (A) the Majority CDP Holders (so long as the CDP Investors meet the Minimum Threshold) and (B) the Majority Wellington Holders (so long as the Wellington Investors meet the Minimum Threshold); and (ii) any transaction between the Company or any of its Subsidiaries, on the one hand, and any Wellington Entity, on the other hand, shall require the prior written consent of (A) the Majority CDP Holders (so long as the CDP Investors meet the Minimum Threshold) and (B) the Majority Guggenheim Holders (so long as the Guggenheim Investors meet the Minimum Threshold).
          9. Right of Participation.

          (a) To the extent any Guggenheim Entity shall propose to enter into an equity or debt financing transaction with any Unrestricted Subsidiary (other than pursuant to Section 9(b)), including issuing any equity, equity-linked or debt securities to any Guggenheim Entity, then at least ten (10) business days prior to the closing of such transaction, the Company shall offer the Wellington Investors by written notice (the “Wellington Participation Notice”) the right to elect to participate in such transaction with such Unrestricted Subsidiary, up to 20% in the aggregate of the total transaction, on terms and conditions no less favorable to such Wellington Investors than the terms and conditions offered to such Guggenheim Entity(ies). The Wellington Investors shall have five (5) business days after receipt of such Wellington Participation Notice to elect, by written notice to the Company, to participate in such transaction. The closing date for such transaction shall be no earlier than ten (10) business days after the date the Company delivers the applicable Wellington Participation Notice to the Wellington Investors. The Wellington Investors may assign their rights of participation under this Section 9(a) to any Wellington Entity.
          (b) To the extent any Wellington Entity shall propose to enter into an equity or debt financing transaction with any Unrestricted Subsidiary (other than pursuant to Section 9(a)), including issuing any equity, equity-linked or debt securities to any Wellington Entity, then at least ten (10) business days prior to the closing of such transaction, the Company shall offer the Guggenheim Investors by written notice (the “Guggenheim Participation Notice”) the right to elect to participate in such transaction with such Unrestricted Subsidiary, up to 20% in the aggregate of the total transaction, on terms and conditions no less favorable to such Guggenheim Investors than the terms and conditions offered to such Wellington Entity(ies). The Guggenheim Investors shall have five (5) business days after receipt of such Guggenheim Participation Notice to elect, by written notice to the Company, to participate in such transaction. The closing date for such transaction shall be no earlier than ten (10) business days after the date the Company delivers the applicable Guggenheim Participation Notice to the Guggenheim Investors. The Guggenheim Investors may assign their rights of participation under this Section 9(b) to any Guggenheim Entity.
          10. Director and Officer Liability Insurance. The Company (or one of its Subsidiaries) will maintain director and officer liability insurance coverage in amounts customary in the industry.
          11. Use of Investors’ Name. Each of the parties hereto agrees that neither it nor any of its employees, directors, officers, agents or representatives will directly or indirectly use or refer in writing to the name of any Investor or its investment adviser, if applicable, or any derivation thereof, for any purpose whatsoever (including, without limitation, in any filing with any governmental authority, any press release, any public announcement or statement or in any interview or other discussion with any reporter or other member of the media), without the prior written consent of such Investor or investment adviser, if applicable, with respect to each such use or reference.
          12. Amendment and Waiver. No modification, amendment or waiver of any provision of this Agreement shall be effective against the Equityholders or the Company unless such modification or amendment is approved in writing by (i) the Company and (ii) the Majority Investor Holders; and any modification or amendment to which such written consent is obtained will be binding upon the Company and each Equityholder; provided, however, that if any modification, amendment or waiver of any provision of this Agreement that would materially and adversely affect the rights, interests or obligations of any CDP Investor or any Investor hereunder in a manner differently than other Equityholders holding the same class or series of Units, then such modification, amendment or waiver shall not be effective against such CDP Investor or such Investor, as applicable, without the written consent of such CDP Investor or such Investor, as applicable, with respect thereto; provided further that any modification, amendment or waiver of the provisions of Section 8 or this Section 12 shall not be effective against the Wellington Investors or the Guggenheim Investors without the written consent of the Majority Wellington Holders (so long as the Wellington Investors meet the Minimum Threshold) and the Majority Guggenheim Holders (so long as the Guggenheim Investors meet the Minimum Threshold). No waiver of any provision of this Agreement shall be effective against the Company unless such waiver is approved in writing by the Company. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. Each Equityholder shall remain a party to this Agreement only so long as such person is the holder of record of Equityholder Units.
          13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
          14. Entire Agreement. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (including, but not limited to, the Original Agreement).
          15. Termination. This Agreement will automatically terminate and be of no further force or effect immediately after the consummation of an Approved Company Sale or a Qualified Public Offering.
          16. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns, including any corporation which is a successor to the Company, and the Equityholders and any subsequent holders of Equityholder Units and the respective successors, heirs and assigns of each of them, so long as they hold Equityholder Units.
          17. Counterparts; Facsimile. This Agreement may be executed in separate counterparts (each of which may be transmitted via facsimile) each of which shall be an original and all of which taken together shall constitute one and the same agreement.

          18. Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and any Equityholder may in his, her, or its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.
          19. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered if delivered personally, sent via a nationally recognized overnight courier, or sent via facsimile or e-mail to the recipient, or if sent by certified or registered mail, return receipt requested, will be deemed to have been given two business days thereafter. Such notices, demands and other communications shall be sent to any Equityholder at such holder’s last address on the records of the Company, and to the Company at the address indicated below:
          To the Company:
Diamond Resorts Parent, LLC
10600 West Charleston Boulevard
Las Vegas, NV 89135
Attention: Stephen J. Cloobeck and David F. Palmer
Facsimile: (702) 798-8840
Email: david.palmer@diamondresorts.com
with a copy, which shall not constitute notice, to:
Katten Muchin Rosenman LLP
525 West Monroe Street
Suite 1900
Chicago, IL 60661
Attention: Howard S. Lanznar
Facsimile: (312) 902-1061
Email: howard.lanznar@kattenlaw.com
To CDP:
Cloobeck Diamond Parent, LLC
10600 West Charleston Boulevard
Las Vegas, NV 89135
Attention: Stephen J. Cloobeck and David F. Palmer
Facsimile: (702) 798-8840
Email: david.palmer@diamondresorts.com
With a copy, which shall not constitute notice, to:

Katten Muchin Rosenman LLP
525 West Monroe Street
Suite 1900
Chicago, IL 60661
Attention: Howard S. Lanznar
Facsimile: (312) 902-1061
Email: howard.lanznar@kattenlaw.com
To 1818 Partners:
1818 Partners, LLC
10600 West Charleston Boulevard
Las Vegas, NV 89135
Attention: Stephen J. Cloobeck and David F. Palmer
Facsimile: (702) 798-8840
Email: david.palmer@diamondresorts.com
With a copy, which shall not constitute notice, to:
Katten Muchin Rosenman LLP
525 West Monroe Street
Suite 1900
Chicago, IL 60661
Attention: Howard S. Lanznar
Facsimile: (312) 902-1061
Email: howard.lanznar@kattenlaw.com
To Guggenheim:
DRP Holdco, LLC
135 East 57th Street
6th Floor
New York, NY 10022
Attention: Kaitlin Trinh
Facsimile: (212) 644-8396
with copies, which shall not constitute notice, to:
Guggenheim Partners
100 Wilshire Boulevard — Suite 500
Santa Monica, California 90401
Attention: Zachary D. Warren
Facsimile: (310) 576-1271
Email: zachary.warren@guggenheimpartners.com
and

Guggenheim Investment Management, LLC
135 East 57th Street
New York, New York 10022
Attention: William Hagner
Facsimile: (212) 644-8396
and
Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Attention: Richard W. Astle
Facsimile: (312) 853-7036
Email: rastle@sidley.com
To the Silver Rock Entities:
Silver Rock Financial LLC
1250 Fourth Street
Santa Monica, CA 90401
Attention: General Counsel
Facsimile: (310) 570-4599
With a copy, which shall not constitute notice, to:
Maron & Sandler
1250 Fourth Street
Santa Monica, CA 90401
Attention: David Kyman
Facsimile: (310) 570-4901
To the Wellington Purchasers:
Wellington Management Company, LLP
280 Congress Street
Boston, MA 02210
Attention: Legal and Compliance Department
Facsimile: (617) 289-5699
E-Mail: seclaw@wellington.com

provided that any notices or communications to any Wellington Purchaser shall be sent only to the Legal and Compliance Department at Wellington Management Company, LLP, and neither the Company nor any other party hereto shall send notices or communications to any other Person on behalf of any Wellington Purchaser without the prior written consent of a member of the Legal and Compliance Department at Wellington Management Company, LLP.
With a copy, which shall not constitute notice, to:
Greenberg Traurig
One International Place
Boston, MA 02210
Attention: Bradley A. Jacobson
Facsimile: (617) 279-8402
Email: jacobsonb@gtlaw.com
or such other address, telecopy number or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.
          20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Nevada, without giving effect to any rules, principles or provisions of choice of law or conflict of laws.
          21. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
          22. Dispute Resolution. The parties hereto shall, and shall cause their respective Affiliates to, resolve any dispute, controversy or claim arising out of or in connection with this Agreement and any transactions contemplated hereby (a “Dispute”) in accordance with the following procedures: within 30 business days after any party has served written notice on the other party, such Dispute shall be submitted to the Las Vegas, Nevada office of JAMS for mediation. The mediation shall take place in Nevada. Notwithstanding anything contained in this Agreement to the contrary, in no event will any party be obligated to participate in any mediation for more than 30 business days.
          23. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.
          24. Venue; Submission to Jurisdiction. ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT SHALL BE BROUGHT ONLY IN A STATE OR FEDERAL COURT IN OR FOR CLARK COUNTY, NEVADA AND EACH PARTY TO THIS AGREEMENT HEREBY SUBMITS TO AND

ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH HE OR IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
          25. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
          26. Issuance by the Company of Additional or Units. The parties hereto hereby acknowledge that, after the date hereof, the Company may issue additional Units to certain Persons (the “New Members”) in accordance with the terms of this Agreement. In connection with any such issuance, the parties hereto agree that, with the prior written consent of the Majority Common Holders, the Company may grant (but shall be under no obligation to grant) such New Members rights substantially similar to the rights granted to the Other Investors hereunder (provided that, if such grant is made, each such New Member is also subject to the obligations of the Other Investors hereunder) by causing each such New Member to execute a joinder to this Agreement substantially in the form of Exhibit A hereto.
          27. Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Saturday, Sunday, or any date on which commercial banks in the State of New York are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.
* * * * *

          IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Securityholders Agreement as of the date first above written.

COMPANY: DIAMOND RESORTS PARENT, LLC
By:	/s/ David F. Palmer
	Name:	David F. Palmer
	Title:	President and Chief Financial Officer

CDP: CLOOBECK DIAMOND PARENT, LLC
By:	/s/ Stephen J. Cloobeck
	Name:	Stephen J. Cloobeck
	Title:	Sole Manager

GUGGENHEIM: DRP HOLDCO, LLC
By:	/s/ Zachary D. Warren
	Name:	Zachary D. Warren
	Title:	Authorized Person
[signature pages continue]
[Signature Page to Fourth Amended and Restated Securityholders Agreement]

1818 PARTNERS: 1818 PARTNERS, LLC

By:	Chautauqua Management, LLC
Its:	Member

By:	/s/ David F. Palmer Name: David F. Palmer
Title: Sole Manager
[signature pages continue]
[Signature Page to Fourth Amended and Restated Securityholders Agreement]

SILVER ROCK ENTITIES: SILVER ROCK FINANCIAL LLC

By:	/s/ Jeff Green Jeff Green
Its:	Authorized Signatory

IN — FP1 LLC

By:	/s/ Jeff Green

Jeff Green
Its:	Authorized Signatory

BDIF LLC
By:	/s/ Jeff Green

Jeff Green
Its:	Authorized Signatory

CM — NP LLC

By:	/s/ Jeff Green

Jeff Green
Its:	Authorized Signatory
[signature pages continue]
[Signature Page to Fourth Amended and Restated Securityholders Agreement]

WELLINGTON PURCHASERS: THE HARTFORD GROWTH OPPORTUNITIES FUND By: Wellington Management Company, LLP As investment adviser

By:	/s/ Steven M. Hoffman Name: Steven M. Hoffman
Title: Vice President & Counsel

HARTFORD GROWTH OPPORTUNITIES HLS FUND By: Wellington Management Company, LLP As investment adviser

By:	/s/ Steven M. Hoffman

Name: Steven M. Hoffman
Title: Vice President & Counsel

QUISSETT INVESTORS (BERMUDA) L.P. By: Wellington Management Company, LLP As investment adviser

By:	/s/ Steven M. Hoffman

Name: Steven M. Hoffman
Title: Vice President & Counsel

QUISSETT PARTNERS, L.P. By: Wellington Management Company, LLP As investment adviser

By:	/s/ Steven M. Hoffman

Name: Steven M. Hoffman
Title: Vice President & Counsel
[signature pages continue]
[Signature Page to Fourth Amended and Restated Securityholders Agreement]

THE HARTFORD CAPITAL APPRECIATION FUND By: Wellington Management Company, LLP As investment adviser

By:	/s/ Steven M. Hoffman Name: Steven M. Hoffman
Title: Vice President & Counsel

BAY POND PARTNERS, L.P. By: Wellington Management Company, LLP As investment adviser

By:	/s/ Steven M. Hoffman

Name: Steven M. Hoffman
Title: Vice President & Counsel

BAY POND INVESTORS (BERMUDA) L.P. By: Wellington Management Company, LLP As investment adviser

By:	/s/ Steven M. Hoffman

Name: Steven M. Hoffman
Title: Vice President & Counsel
[Signature Page to Fourth Amended and Restated Securityholders Agreement]

EXHIBIT A
FORM OF JOINDER TO
FOURTH AMENDED AND RESTATED SECURITYHOLDERS AGREEMENT
          THIS JOINDER to the Fourth Amended and Restated Securityholders Agreement, dated as of July 21, 2011, by and among Diamond Resorts Parent, LLC, a Nevada limited liability company (the “Company”) and certain securityholders of the Company (the “Agreement”), is made and entered into as of _________ by and between the Company and _________________ (“Holder”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.
          WHEREAS, Holder has acquired certain Common Units from _____________ and the Agreement and/or the Company require Holder, as a holder of such Common Units, to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.
          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:
               (A) Agreement to be Bound. Holder hereby agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a [CDP Investor/Wellington Investor/Guggenheim Investor/Silver Rock Investor] and an Equityholder for all purposes thereof. In addition, Holder hereby agrees that all Units held by Holder shall be deemed Equityholder Units for all purposes of the Agreement.
               (B) Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors, heirs and assigns and Holder and any subsequent holders of Equityholder Units and the respective successors, heirs and assigns of each of them, so long as they hold any Equityholder Units.
               (C) Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.
               (D) Notices. For purposes of Section 19 of the Agreement, all notices, demands or other communications to the Holder shall be directed to:
[Name]
[Address]

               (E) Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to any rules, principles or provisions of choice of law or conflict of laws.
               (F) Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.
* * * * *

2

          IN WITNESS WHEREOF, the parties hereto have executed this Joinder to the Fourth Amended and Restated Securityholders Agreement as of the date set forth in the introductory paragraph hereof.

DIAMOND RESORTS PARENT, LLC
By:
Name:
Title:

[HOLDER]
By:
Name:
Title: